Exhibit 4.7

PROMISSORY NOTE

NEITHER THIS PROMISSORY NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS PROMISSORY NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND THIS PROMISSORY NOTE CANNOT BE SOLD OR TRANSFERRED, AND THE SHARES ISSUABLE UPON CONVERSION OF THIS PROMISSORY NOTE CANNOT BE SOLD OR TRANSFERRED, UNLESS AND UNTIL THEY ARE SO REGISTERED OR UPON RECEIPT OF AN OPINION OF COUNSEL, SATISFACTORY TO THE MAKER, THAT SUCH REGISTRATION IS NOT THEN REQUIRED UNDER THE CIRCUMSTANCES OF SUCH SALE OR TRANSFER. EXCEPT AS PROVIDED HEREIN, NO TRANSFER OF THE SHARES REPRESENTED HEREBY SHALL BE MADE WITHOUT THE PRIOR APPROVAL OF THE MAKER.

THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE WILL BE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING RESTRICTIONS AND OTHER TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN STOCKHOLDERS’ AGREEMENT DATED AS OF JUNE __, 2003, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE EXAMINED AT MAKER’S PRINCIPAL EXECUTIVE OFFICES.

THIS NOTE IS A SUBORDINATED NOTE AND IS SUBJECT TO THE SUBORDINATION PROVISIONS CONTAINED IN ARTICLE IV AND CERTAIN OTHER SECTIONS OF THIS NOTE.

UNSECURED CONVERTIBLE SUBORDINATED PROMISSORY NOTE

Note No. ____ $__________	New York, New York As of June __, 2003

          FOR VALUE RECEIVED, NR HOLDINGS, INC., a Delaware corporation ("Maker"), promises to pay to ____________ ("Payee"), in lawful money of the United States of America, the principal sum of [_______________] ($__________), together with interest (calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed) in arrears on the unpaid principal balance in the manner provided below. This Note is one of a series of similar promissory notes (collectively, the "Sub Notes") executed and delivered pursuant to and in accordance with the terms of the First Amended Joint Plan of Reorganization of NationsRent, Inc. ("NationsRent"), and NationsRent USA, Inc., NationsRent Transportation Services, Inc., NR Delaware, Inc., NRGP, Inc., NationsRent West, Inc., Logan Equipment Corp., NR Dealer, Inc., NR Franchise Company, BDK Equipment Company, Inc., NationsRent of Texas, LP and NationsRent of Indiana, LP (the "Plan") and confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in Chapter 11 Case No. 01-11628 by Order dated May 14, 2003 (the "Confirmation Order"). Pursuant to the Confirmation Order, NationsRent was merged with and into Las Olas Thirteen Corporation, an indirect subsidiary of Maker.

ARTICLE I

PAYMENTS

           1.1      Payments of Interest. This Note shall bear interest at the rate of six and one-half percent (6.5%) per annum, commencing on the date hereof, subject to the terms of Article II below. Accrued and unpaid interest shall be payable quarterly on each March 31, June 30, September 30, and December 31 (each an "Interest Payment Date"), commencing on September 30, 2003, until all principal and accrued and unpaid interest shall have been paid in full.

           1.2      Repayment of Principal. The principal amount of this Note shall be due and payable on June 13, 2008 (the "Maturity Date"). At any time prior to the Maturity Date, subject to the terms and conditions of the Senior Bank Facility, Maker shall have the right to call the outstanding principal of this Note (or any portion of the principal amount hereof which is $1,000 or any integral multiple thereof) for repayment on the next Interest Payment Date (a "Redemption Date"), together with all accrued and unpaid interest on the amount that is prepaid, upon at least ten (10) days prior written notice to Payee (such ten day period, the "Prepayment Waiting Period"); provided, however, at any time after the date of this Note but prior to June 13, 2005, Maker may call this Note in whole, and only in whole, and only at the following redemption prices (expressed as a percentage of the principal amount being redeemed), together with all accrued and unpaid interest on the principal amount that is prepaid: (i) 103.25%, if such call is made in connection with a Fundamental Transaction (as defined below), and (i) 106.50%, if such call is not made in connection with a Fundamental Transaction; provided, further, however, that Payee shall have the right to exercise its conversion rights pursuant to Section 1.4 hereof during any Prepayment Waiting Period. On and after a Redemption Date, interest ceases to accrue on the Note, or portions of the Note, called for redemption.

        Notwithstanding the foregoing or any other provision of this Note, this Note cannot be called unless the call applies ratably to all outstanding Sub Notes and is permitted by the Senior Bank Facility.

           1.3      Manner of Payment. Unless otherwise agreed to in writing by the Payee, all payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day (defined below), such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. A "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of New York. Notwithstanding any other provision of this Note, all payments of principal and/or interest in respect of Sub Notes will be made ratably in proportion to the relative outstanding principal amounts thereof.

           1.4      Conversion. Payee shall be entitled, at its option, at any time prior to the Maturity Date, to convert the principal amount of this Note (or any portion of the principal amount hereof which is $1,000.00 or any integral multiple thereof), at the principal amount hereof, or of such portion, into fully paid and nonassessable shares (calculated as to each conversion to the nearest full share, rounding down) of common stock, $.01 par value per share (as adjusted pursuant to Section 1.6 and this Section 1.4), of Maker ("Common Stock") at a conversion price equal to $242.00 per share (the "Conversion Price"). If Maker is merged into or otherwise acquired by a publicly held entity (the "New Entity"), the Payee shall be entitled, similarly, to convert such principal amount into shares of New Entity, the number of which shares shall be that number of shares of New Entity which the Payee would have received if it had exercised its option of conversion into shares of Maker immediately prior to such merger. The Payee shall surrender this Note, duly endorsed or assigned to Maker or in blank, to Maker at its office or agency at the address provided in writing by Maker, accompanied by written notice to Maker that the holder hereof elects to convert this Note, or if less than the entire principal amount hereof is to be converted, the portion hereof to be converted. No payment or adjustment is to be made on conversion for interest accrued hereon or for dividends on the Common Stock issued on conversion. No fractions of shares or scrip representing fractions of shares will be issued on conversion, as any fractional interest shall be rounded up to the nearest whole share. In case of a consolidation or merger to which Maker is a party (such transaction, a "Fundamental Transaction"), this Note, if then outstanding, will be convertible thereafter, during the period this Note shall be convertible pursuant to this Section 1.4 only into the kind and amount of securities, cash and other property receivable upon such consolidation or merger by a holder of that number of shares of Common Stock into which this Note would be convertible immediately prior to such consolidation or merger, adjusted for any subsequent stock dividend, stock split, or similar occurrence with respect to any such securities.

           1.5      Mandatory Conversion. At any time the Common Stock is traded on the New York Stock Exchange (or other exchange or national quotation system on which the Common Stock is then listed or quoted), Maker shall have the right, at any time and from time to time, without penalty or premium, exercisable upon written notice to Payee (the "Maker’s Notice"), to convert the principal amount of this Note (or any portion of the principal amount hereof which is $1,000 or any integral multiple thereof) into shares of Common Stock at a conversion price equal to the average closing price of a share of Common Stock on the New York Stock Exchange (or other exchange or national quotation system on which the Common Stock is then listed or quoted) over the twenty trading days ending immediately prior to the date of Maker’s Notice, but in no event greater than the Conversion Price (as adjusted pursuant to Section 1.6 and as set forth below). On the date of Maker’s Notice, the principal amount of this Note (or that portion which has been converted pursuant to this Section 1.5) shall be deemed to no longer be outstanding. Maker shall deliver to Payee certificates for the Common Stock within ten (10) business days after receipt by Maker of this Note marked "Canceled." Maker shall pay to Payee in cash any accrued and unpaid interest on the outstanding principal of this Note being converted calculated to the date of such conversion. Following any Fundamental Transaction, and notwithstanding anything to the contrary contained herein, the surviving entity shall have the right to exercise the mandatory conversion feature of this Section 1.5 utilizing such entity’s common stock at a conversion price equal to the average closing price of a share of such common stock over the twenty trading days ending immediately prior to Maker’s Notice if (i) such common stock is traded on a national securities exchange or listed on a national quotation system and (ii) such conversion price is not greater than the Conversion Price (as adjusted to take into account such Fundamental Transaction, which adjustment shall be made by the board of directors of the surviving entity in the exercise of its good faith judgment which shall be final and binding on Payee).

          Notwithstanding the foregoing or any other provision of this Note, this Note cannot be mandatorily converted unless the mandatory conversion applies ratably to all outstanding Sub Notes.

           1.6      Adjustments. Notwithstanding anything to the contrary herein, in case Maker shall (i) pay a dividend in shares of Common Stock or make a distribution to all holders of shares of Common Stock in shares of Common Stock, (ii) subdivide its outstanding number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of its shares of Common Stock other securities of Maker, the number of shares of Common Stock issuable upon conversion of this Note immediately prior thereto shall be adjusted so that the Payee shall be entitled to receive the kind and number of shares of Common Stock or other securities of Maker which Payee would have owned or have been entitled to receive after the happening of any of the events described above, had this Note been converted immediately prior to the happening of such event. An adjustment made pursuant to this Section 1.6 shall become effective immediately after the effective date of such event.

ARTICLE II

EXTENSION OF INTEREST PAYMENT PERIOD

           2.1      Deferral of Interest. Maker shall have the right, at any time and from time to time during the term of this Note, to defer payments of interest on this Note for any period of time (the "Extended Interest Payment Period"), provided that such deferral is applied equally to all of the Sub Notes, during which Extended Interest Payment Period no interest shall be due and payable; provided that no Extended Interest Payment Period may extend beyond the Maturity Date. To the extent permitted by applicable law, interest, the payment of which has been deferred pursuant to this Section 2.1, will bear interest thereon at the interest rate set forth above compounded quarterly for each quarterly period of the Extended Interest Payment Period ("Compounded Interest"). At the end of the Extended Interest Payment Period, Maker shall pay all interest accrued and unpaid on this Note, including any Compounded Interest (together, "Deferred Interest") that shall be payable to the Payee on the next Interest Payment Date on which interest shall be paid. Upon the termination of any Extended Interest Payment Period and upon the payment of all Deferred Interest then due, Maker may commence a new Extended Interest Payment Period. No interest shall be due and payable during an Extended Interest Payment Period, except at the end thereof, but, subject to the terms and conditions of the Senior Bank Facility, Maker may prepay at any time all or any portion of the interest accrued during an Extended Interest Payment Period, provided that all such prepayments shall be applied ratably to all outstanding Sub Notes.

           2.2      Notice of Extension. Maker shall give written notice to the Payee of its selection of such Extended Interest Payment Period at least one Business Day before the next succeeding Interest Payment Date.

           2.3      Limitation of Transactions. If (i) Maker shall exercise its right to defer payment of interest as provided in Section 2.1 and such Extended Interest Payment Period is continuing or (ii) there shall have occurred and be continuing any Event of Default, then (a) Maker shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of its common stock in connection with the satisfaction by Maker of its obligations under any employee benefit plans, (ii) as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of Maker capital stock for another class or series of its capital stock or (iii) the purchase of fractional interests in shares of its capital stock pursuant to an acquisition or the conversion or exchange provisions of such capital stock or security being converted or exchanged) or make any guarantee payment with respect thereto and (b) Maker shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Maker which rank pari passu with or subordinate to this Note. Notwithstanding the foregoing, the provisions of this Section 2.3 shall not apply to any repurchase of any of Maker’s capital stock pursuant to (i) that certain Call Agreement, dated June 13, 2003 by and between Maker and the NationsRent Unsecured Creditor’s Liquidating Trust, (ii) that certain Stockholders’ Agreement, dated as of June 13, 2003, by and between Maker and the stockholders named therein, or (iii) any similar or successor agreements to which Maker is a party.

ARTICLE III

DEFAULTS

           3.1      Events of Default. The occurrence and continuance of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

(a) If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for thirty (30) days after Payee notifies Maker thereof in writing;

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case of Maker; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due; or

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

           3.2      Notice by Maker. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been waived by Payee or cured), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees and disbursements.

                 Notwithstanding the above, if an Event of Default has occurred under this Note and such Event of Default results in a default under the Senior Indebtedness (defined in Section 4.1 below) or a default under the Senior Indebtedness otherwise exists, then for so long as any Senior Indebtedness remains unpaid, the Payee shall not commence or join with any creditor of Maker in commencing any proceedings to collect or enforce its rights hereunder until the earlier of (x) one hundred eighty (180) days from the occurrence of such Event of Default, and (y) the date, if any, on which such default is cured or waived by the holder or holders of the Senior Indebtedness to which such default relates; provided, however, that notwithstanding such forbearance of the commencement of proceedings with respect to an Event of Default, such Event of Default shall nevertheless be an Event of Default for all other purposes of this Note and Payee shall be entitled to pursue all other remedies other than the commencement of proceedings under the circumstances set forth in this paragraph.

ARTICLE IV

NOTE SUBORDINATE TO SENIOR INDEBTEDNESS

           4.1      Senior Indebtedness. Maker covenants and agrees, and Payee likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article IV, the indebtedness represented by this Note and the payment of principal of and interest on this Note and other amounts owed by Maker under this Note are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness (defined below), including any interest accruing after the occurrence of an Event of Default, whether or not such interest is an allowed claim enforceable against the debtor in a case brought under the United States Bankruptcy Code (the "Bankruptcy Code"). "Senior Indebtedness" means the principal of (and premium, if any) and interest on (i) all indebtedness, public or private, of Maker for money borrowed, whether outstanding on the date of this Note or thereafter created, assumed or incurred (including, without limitation, any and all hedge or swap obligations), except (A) such indebtedness as is by its terms expressly stated to be not superior in right of payment to this Note or to rank pari passu with this Note and (B) this Note, and (ii) any deferrals, renewals, increases or extensions of any such Senior Indebtedness, and (iii) any fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses, other reimbursement or indemnity obligations relating to Senior Indebtedness, and any other obligations arising under or with respect to such Senior Indebtedness. The term "indebtedness of Maker for money borrowed" means any obligation of, or any obligation guaranteed by, Maker for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any capitalized lease obligation and any deferred obligation for payment of the purchase price of any property or assets; provided, however, that, notwithstanding the foregoing, the term "indebtedness of Maker for money borrowed" excludes claims of trade creditors of Maker generally. Upon request, Payee shall furnish any holder of Senior Indebtedness a subordination agreement that shall contain reasonably customary subordination provisions, including the priority rights of Payee and the holder of the Senior Indebtedness and prohibits payments to Payee that would cause a default under the Senior Indebtedness.

           4.2      Payment Over of Proceeds upon Dissolution, etc. In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to maker or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of Maker, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Maker, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, then and in any such event:

(a) the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in accordance with the instruments governing such Senior Indebtedness, before Payee is entitled to receive any payment on account of principal of (or premium, if any) or interest on this Note or other amounts owed by Maker under this Note;

(b) any payment or distribution of assets or securities of Maker of any kind or character, whether in cash, property or securities, to which Payee would be entitled but for the provisions of this Article IV, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Maker being subordinated to the payment of this Note (except for any such payment or distribution (x) authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of this Note to the Senior Indebtedness, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law, or (y) of securities that are subordinated, to at least the same extent as this Note, to the payment in full in cash of all Senior Indebtedness then outstanding), shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver of liquidating trustee or otherwise, directly to the holders of the Senior Indebtedness or their representative or representatives, ratably according to the aggregate amounts remaining unpaid on the Senior Indebtedness, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness;

(c) in the event that, notwithstanding the foregoing provisions of Section 4.2, Payee shall have received any such payment or distribution of assets or securities of Maker of any kind or character, whether in cash, property or securities (other than payments or distributions (x) authorized by an order or decree giving effect to the subordination of this Note to the Senior Indebtedness, or (y) of securities that are subordinated to the payment in full in cash of all Senior Indebtedness, all as described in Section 4.2(b) above), including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Maker being subordinated to the payment of this Note, before all Senior Indebtedness is paid in full in cash or payment thereof provided for, then and in such event such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of the Senior Indebtedness or their representative or representatives, ratably according to the aggregate amount remaining unpaid on the Senior Indebtedness, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness;

(d) in the event that Payee fails to, in a timely manner and to the fullest extent possible, (i) file or cause to be filed such proofs of claim and other papers or documents as may be necessary or advisable to have the claims under this Note allowed at any meeting of creditors or in any proceeding referred to in this Section 4.2 or (ii) enforce claims under this Note, by proof of debt, proof of claim, or otherwise, the holders of the Senior Indebtedness shall be entitled and are authorized to so file and/or enforce either in Payee's name or in the name or names of any holder of the Senior Indebtedness; and

(e) Payee shall retain the right to vote and otherwise act with respect to the claims under this Note (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), provided that Payee shall not vote with respect to any such plan or take any other action in any way so as to (i) contest the validity of any Senior Indebtedness or any collateral therefor or guaranties thereof, (ii) contest the relative rights and duties of any holders of any Senior Indebtedness established in any instruments or agreement/plans creating or evidencing any of the Senior Indebtedness with respect to any of such collateral or guaranties, or (iii) contest Payee's obligations and agreement/plans set forth in this Article IV.

                The consolidation of Maker with, or the merger of Maker into, another corporation or the liquidation or dissolution of Maker following the conveyance, transfer or lease of its properties and assets substantially as an entirety to another corporation shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of Maker for the purposes of this Article IV.

           4.3      No Payment When Senior Indebtedness in Default.

(a) In the event of and during the continuation of any default or event of default in the payment of any Senior Indebtedness beyond any applicable grace period with respect thereto ("payment default"), then no payment shall be made by or on behalf of Maker on this Note until the date, if any, on which such default or event of default is waived in writing by the holders of such Senior Indebtedness or otherwise cured or has ceased to exist (as the same may be confirmed in writing by the holders of the Senior Indebtedness) or the Senior Indebtedness to which such default or event of default relates is discharged by payment in full in cash.

(b) In the event that any other default or event of default with respect to any Senior Indebtedness shall have occurred and be continuing that permits the holders of such Senior Indebtedness (or a trustee on behalf of such holders) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, and upon receipt by Maker and Payee of written notice (the "Payment Notice") from a representative for, or the holder of, any Senior Indebtedness, then no payment shall be made by or on behalf of Maker on this Note until the earlier of (x) two hundred seventy (270) days after the date on which such Payment Notice shall have been received and (y) the date, if any, on which such default or event of default is cured (as the same may be confirmed in writing by the holders of the Senior Indebtedness) or waived in writing by the holders of the Senior Indebtedness to which such default or event of default relates is discharged by payment in full in cash (a "Blockage Period"). Not more than two Blockage Periods may be commenced during any period of three hundred sixty (360) consecutive days. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Blockage Period with respect to the Senior Indebtedness initiating such Blockage Period shall be, or shall be made, the basis for the commencement of a second Blockage Period by the representative for, or the holders of, such Senior Indebtedness whether or not within a period of three hundred sixty (360) consecutive days, unless such event of default shall have been cured or waived for a period of not less than ninety (90) consecutive days. Any such failure to make a payment on this Note shall not be construed as preventing the occurrence of an Event of Default under this Note. Any payment permitted hereunder after a Blockage Period of amounts owed to Payee during a Blockage Period shall be deemed a cure of any Event of Default caused by any such delayed payment. Notwithstanding any other provision contained herein, during all times in which Maker's senior credit facility, dated June 13, 2003, as amended, with Wachovia Bank, N.A., as administration agent and General Electric Capital Corporation, as syndication agent, and the lenders identified therein, or any restatement, amendment, supplement or modification thereof or any replacement facility thereof (the "Senior Bank Facility") is in effect or the lenders thereunder have any obligations to make loans or extend credit to Maker or its affiliates, the only holder of Senior Indebtedness entitled to exercise its rights under Section 4.2(d) and this Section 4.3(b) shall be the agent, for the benefit of each of the lenders thereunder, under the Senior Bank Facility.

                In the event that, notwithstanding the foregoing, any payment or distribution shall be received by Payee in contravention of the provisions of this Article IV or pursuant to Section 4.8, then and in such event such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of the Senior Indebtedness or their representative or representatives, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness, for application to the Senior Indebtedness or to be held as collateral for, the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

                 The provisions of this Section 4.3 shall not apply to any payment with respect to which Section 4.2 would be applicable.

           4.4      Payment Permitted If No Default. Nothing contained in this Article IV or elsewhere in this Note shall prevent Maker, at any time except under the circumstances described in Section 4.2 or under the conditions described in Section 4.3, from making regularly scheduled payments at any time of principal of (and premium, if any) or interest on this Note or other amounts owed by Maker under this Note.

           4.5      Subrogation to Rights of Holders of Senior Indebtedness; Marshaling. No payment or distributions to the holders of Senior Indebtedness or their representatives pursuant to the provisions of this Article IV shall entitle Payee to exercise any right of subrogation in respect thereof until the Senior Indebtedness shall have been paid in full in cash. Payee further waives any and all rights with respect to marshaling.

           4.6      Provisions Solely to Define Relative Rights. The provisions of this Article IV are intended solely for the purpose of defining the relative rights of Payee on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Note is intended to or shall (a) impair, as among Maker, its creditors other than holders of Senior Indebtedness and Payee, the obligation of Maker, which is absolute and unconditional, to pay to Payee the principal of (and premium, if any) and interest on this Note as and when the same shall become due and payable in accordance with its terms; or (b) affect the relative rights against Maker of Payee and creditors of Maker other than the holders of Senior Indebtedness; or (c) prevent Payee from exercising all remedies otherwise permitted by applicable law or this Note upon default under this Note, subject to the rights, if any, under this Article IV and Section 3.2 of the holders of the Senior Indebtedness.

           4.7      No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker or by any act or failure to act, in good faith, by any such holder, or by noncompliance by Maker with the terms, provisions of and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

           4.8      Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities of Maker referred to in Section 4.2, Payee shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to Payee, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of Maker, the amount thereof or payment thereof, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IV. Notwithstanding any provision to the contrary in this Agreement, if Payee receives any payment or distribution pursuant to this Section 4.8, Section 4.2(b)(x) or 4.2(c)(x), then and in such event such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of the Senior Indebtedness or their representative or representatives, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness, for application to the Senior Indebtedness or to be held as collateral for, the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash.

           4.9      Freedom of Dealing. Payee agrees, with respect to the Senior Indebtedness and any and all collateral therefor or guaranties thereof, that Maker and the holders of the Senior Indebtedness may agree to increase the amount of the Senior Indebtedness or otherwise modify the terms of any of the Senior Indebtedness, and the holders of the Senior Indebtedness may grant extensions of the time of payment or performance to and make compromises, including releases of collateral or guaranties, and settlements with Maker and all other persons, in each case without the consent of Payee or Maker and without affecting the agreements of Payee or Maker contained in this Note; provided, however, that nothing contained in this Section 4.9 shall constitute a waiver of the right of Maker itself to agree or consent to a settlement or compromise of a claim which any holder of the Senior Indebtedness may have against Maker.

           4.10      Defense to Enforcement. If Payee, in contravention of the terms of this Note, shall commence, prosecute or participate in any suit, action or proceeding against Maker, then Maker may interpose as a defense or plea the provisions of this Article IV, and any holder of the Senior Indebtedness may intervene and interpose such defense or plea in its name or in the name of Maker. If Payee, in contravention of the terms of this Article IV, or the last paragraph of Section 3.2, shall attempt to collect under this Note or enforce any provisions of this Note, then any holder of the Senior Indebtedness or Maker may restrain the enforcement thereof in the name of such holder of the Senior Indebtedness or in the name of Maker.

           4.11      Reinstatement of Subordination. To the extent that Maker or any guarantor of or provider of collateral for the Senior Indebtedness makes any payment on the Senior Indebtedness that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a "Voided Payment"), then to the extent of such Voided Payment, that portion of the Senior Indebtedness that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from any holder of the Senior Indebtedness, a default in the payment of the relevant Senior Indebtedness shall be deemed to have existed and to be continuing from the date of such holder of the Senior Indebtedness initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to such holder of the Senior Indebtedness. During any continuance of any such payment default, this Article IV and the last paragraph of Section 3.2 shall be in full force and effect with respect to the obligations hereunder.

           4.12      Amendments; Liens. The provisions of this Article IV and the last paragraph of Section 3.2 may not be amended or waived without the written agreement of Maker, the agent under the Senior Bank Facility and Payee. Payee will not, without the prior written consent of all the holders of the Senior Indebtedness, take or receive any security interest, lien, mortgage or other encumbrance on any assets of Maker or its affiliates.

ARTICLE V

MISCELLANEOUS

           5.1      Waiver. The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

           5.2      Notices. All notices and other communications required or permitted under this Agreement shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, addressed:

If to Maker:	NR Holdings, Inc. 450 East Las Olas Boulevard, 14th Floor Fort Lauderdale, Florida 33301 Attention: General Counsel Facsimile: (954) 759-6992

With a courtesy copy to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attention: Mark Rosenbaum, Esq. Facsimile: (212) 806-6631

If to Payee:	[________________________] [________________________] [________________________] [________________________]

           All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (i) in the case of notices and communications sent by personal delivery or telecopy, one Business Day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (ii) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second Business Day following the day such notice or communication was sent, and (iii) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

           5.3      Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Note shall remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

           5.4      Governing Law. This Note shall be governed by the laws of the State of New York without regard to conflicts of laws principles.

           5.5      Parties in Interest; Third Party Beneficiaries. This Note shall bind Maker and its successors and assigns. This Note may be assigned or transferred by Payee in whole, but not in part, only with the express prior written consent of Maker. Except for the Payee, the holders of the Senior Indebtedness, and the Maker, this Note is not intended to, and shall not, confer any rights or remedies on any person or entity whatsoever.

           5.6      Section Headings, Construction. The headings of Sections in this Note are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

           5.7      Collection Costs. Maker will pay on demand all costs and expenses, including without limitation, court costs and attorneys’ reasonable fees, paid or incurred by the Payee in connection with the enforcement of this Note and its rights hereunder.

[THIS SPACE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

NR HOLDINGS, INC. a Delaware corporation By: Name: Joseph H. Izhakoff Title: Executive Vice President, General Counsel and Secretary